Exhibit 99.1

SORRENTO THERAPEUTICS ADOPTS STOCKHOLDER RIGHTS PLAN

SAN DIEGO, Calif., November 12, 2013 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE) announced that its Board of Directors adopted a stockholder rights plan (the “Rights Plan” or “Plan”) and declared a dividend distribution of one right (“Right”) for each outstanding share of Sorrento common stock.

The Rights Plan is intended to protect Sorrento and its stockholders from efforts to obtain control of Sorrento that the Board of Directors determines are not in the best interests of Sorrento and its stockholders, and to enable all stockholders to realize the long-term value of their investment in Sorrento. The Rights Plan is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board of Directors.

Pursuant to the Plan, Sorrento is issuing one Right for each current share of common stock outstanding at the close of business on November 18, 2013. Initially, these rights will not be exercisable and will trade with the shares of Sorrento’s common stock. If the Rights become exercisable, each Right will entitle stockholders to buy one one-thousandth of a share of a new series of participating preferred stock at an exercise price of $150 per Right.

The Rights will be exercisable only if a person or group acquires 15% or more of Sorrento’s common stock in a transaction not approved by Sorrento’s Board of Directors. If a person or group acquires 15% or more of Sorrento’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s exercise price (subject to adjustment as provided in the Plan), a number of shares of Sorrento’s common stock having a then-current market value of twice the exercise price.

In addition, if after a person or group acquires 15% or more of Sorrento’s outstanding common stock, Sorrento merges into another company, an acquiring entity merges into Sorrento or Sorrento sells or transfers more than 50% of its assets, cash flow or earning power, then each Right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction having a then-current market value of twice the exercise price. The acquiring person will not be entitled to exercise these Rights.

Sorrento’s Board of Directors may redeem the Rights for $0.001 per Right at any time before an event that causes the Rights to become exercisable. The Rights will expire on November 7, 2016, unless the Rights have previously been redeemed by the Board of Directors.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Sorrento with the U.S. Securities and Exchange Commission.

About Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. is a publicly-traded, development-stage biopharmaceutical company engaged in the acquisition, discovery, development and commercialization of proprietary drug therapeutics for addressing significant unmet medical needs. Sorrento’s therapeutic focus is oncology, including the treatment of chronic cancer pain, but is also developing therapeutic products for inflammation, metabolic, and infectious diseases. Sorrento’s proprietary G-MAB® fully-human antibody library platform was designed to facilitate the rapid identification and isolation of highly specific antibody therapeutics. In addition, Sorrento is developing proprietary Antibody Drug Conjugates as well as Antibody formulated Drug Conjugates combining its G-MAB® antibodies with anti-tumor agents.

More information is available at www.sorrentotherapeutics.com.